August 24, 1994

Salant Corporation
1114 Avenue of the Americas
New York, New York 10036

          Re:  Amendment to Credit Agreement
               with respect to Additional Guarantors

Gentlemen:

          Reference is made to the Revolving Credit, Factoring and Security Agreement, dated as of September 20, 1993, between The CIT Group/Commercial Services, Inc. and Salant Corporation (as amended, the "Credit Agreement"). Initially capitalized terms used not otherwise defined herein shall have their respective meanings as set forth in the Credit Agreement.

          It is hereby agreed effective as of the date hereof that Section 1.41 of the Credit Agreement as amended in its entirety to read as follows:

               "1.41 'Guarantors' shall mean Clantexport Inc., a New York corporation, Denton Mills, Inc. a Delaware corporation, Frost Bros. Enterprises, Inc., a Texas corporation, Sea Isle Sportswear Inc., a New York corporation, Vera Licensing, Inc. a Nevada Corporation, Salant Canada Inc., a Canadian corporation and J.J. Farmer Clothing Inc., a Canadian corporation, and each of their respective successors and assigns".

          Except as hereinabove amended, the Credit Agreement remains in full force and effect in accordance with its terms.

          Please indicate your agreement to the foregoing by executing a copy of this letter where indicated below and return it to us.

                         Very truly yours,

                         The CIT Group/Commercial Services, Inc.


                         By: /s/ Anthony Lombardi

                         Title:
AGREED:

Salant Corporation


By:/s/ Todd Kahn
   /s/ John Rodgers


Title: